EXHIBIT 4.8

                      SECOND AMENDMENT TO RIGHTS AGREEMENT

     This Second Amendment to Rights Agreement, dated as of September 28, 2000 (this "Amendment"), to the Rights Agreement dated as of February 25, 1999, and amended January 10, 2000 (the "Rights Agreement"), between Biosource International, Inc., a Delaware corporation (the "Company") and U.S. Stock Transfer Corporation, as Rights Agent (the "Rights Agent").

     The Company and the Rights Agent have heretofore executed and delivered the Rights Agreement. Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof.

     In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

     1. The definition of "Exempt Person" in Section 1 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

        "Exempt Person" shall include (i) the Company, (ii) any Subsidiary (as hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or any of its Subsidiaries, or any entity holding shares of Common Stock which was organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan and (iv) Genstar Capital Partners II, L.P., Stargen II LLC, Jean-Pierre Conte, Robert Weltman, Richard Hoskins and Richard Paterson, and their respective Affiliates and associates (collectively the "Genstar Capital Group")."

     2. Section 3(a) of the Rights Agreement is further amended by adding a new sentence as the final sentence thereto, which shall read in its entirety as follows:

        "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as a result of (i) the approval, execution or delivery of that certain Securities Purchase Agreement, dated as of January 10, 2000, by and between the Company and Genstar Capital Partners II, L.P. and Stargen II LLC, or any of the agreements or instruments required to be executed and delivered in connection with the transactions contemplated therein (collectively, the "Genstar Capital Agreements"), (ii) the approval, execution or delivery of that certain Securities Purchase Agreement, dated September 15, 2000, to be effective as of August 9, 2000, as amended, by and between the Company and the Genstar Capital Group, or any of the agreements or instruments required to be executed and delivered in connection with the transactions contemplated therein (collectively, the "Second Genstar Capital Agreements"), or (iii) the consummation of the transactions contemplated by the Genstar Capital Agreements, the Second Genstar Capital Agreements, or the performance of the terms of the Genstar Capital Agreements or the Second Genstar Capital Agreements."

     3. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.


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     4. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

     5. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                     BIOSOURCE INDUSTRIES, INC.


                                     By:  /S/ RUSSELL D. HAYS
                                        -----------------------------------
                                           Russell D. Hays
                                           President and Chief Executive Officer


                                     U.S. STOCK TRANSFER CORPORATION


                                     By:   /S/ ENRIQUE ARTAZA
                                        -----------------------------------
                                        Name:  Enrique Artaza
                                        Title: Sr. Vice President


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